September 24, 2018

Board of Directors

ConnectX, Inc. (c/o WeWork)

7083 Hollywood Boulevard

Hollywood, CA 90046

RE: ConnectX, Inc.

Offering Statement on Form 1-A

Ladies and Gentlemen:

I am acting as counsel to ConnectX, Inc., a Delaware corporation, (“ConnectX, Inc.”) with respect to the preparation and filing of an offering statement on Form 1-A (“Offering Statement”). In connection with this filing, you have requested that I render an opinion as to the legality of the issuance of 100,000,000 blockchain security tokens of ConnectX, Inc. at an offering price of $.50 per token, representing non-stock investment contracts for profit-share interests in the company, to be offered and distributed by ConnectX, Inc. (the “Tokens”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by ConnectX, Inc. with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Tokens (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Delaware, to the extent I deem relevant to the matter opined upon herein, and certified or purported true copies of (1) the Articles of Incorporation of ConnectX, Inc. and all amendments thereto, (2) the By-Laws of ConnectX, Inc., (3) selected proceedings of the board of directors of ConnectX, Inc. authorizing the issuance of the Tokens, and such other documents of ConnectX, Inc. and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of ConnectX, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the veracity of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Tokens are duly authorized and when, as and if issued and delivered by ConnectX, Inc. against payment therefore, as described in the Offering Statement, will be validly issued, and constitute binding obligations of the registrant under Delaware law.

My forgoing opinion is strictly limited to matters of Delaware corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware, as specified herein.

I hereby consent to the filing of this opinion as Exhibit A to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. I assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

Aaron P. Krowne, Esq.

Attorney and Member of the Bar, New York